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                                   FORM 8-A/A

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

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                                  SALTON, INC.
             (Exact name of registrant as specified in its charter)

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
                  Delaware                                  36-3777824
(State or other jurisdiction of incorporation)   (IRS Employer Identification No.)

                1955 W. FIELD COURT, LAKE FOREST, ILLINOIS 60045
                    (Address of principal executive offices)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

            TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED
            -------------------                  ------------------------------
    RIGHTS TO PURCHASE SERIES A JUNIOR              NEW YORK STOCK EXCHANGE
       PARTICIPATING PREFERRED STOCK

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

     None

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     We hereby amend our Form 8-A/A filed on June 7, 2006, which disclosed an amendment to the Rights Agreement (the "Rights Agreement") dated as of June 28, 2004 between Salton, Inc. (the "Company") and UMB Bank, N.A., as Rights Agent (the "Rights Agent"), to add the items set forth below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement, as amended.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     In connection with the negotiation of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 7, 2007, among the Company, SFP Merger Sub, Inc. and APN Holding Company, Inc., the Company and UMB Bank, as Rights Agent (the "Rights Agent"), entered into a Second Amendment to the Rights Agreement (the "Second Amendment"), dated as of February 7, 2007. The effect of the Second Amendment is to provide that, among other things: (i) none of Apple Holdco Stockholders nor any of their Affiliates will be deemed an Acquiring Person as a result of the (A) the approval, execution or delivery of the Merger Agreement or the Apple Holdco Stockholder Agreement; (B) the approval of the Merger, the Share Issuance or the Salton Charter Amendment; (C) the announcement or consummation of the Merger, the Share Issuance or the Salton Charter Amendment; or (D) the consummation of the other transactions contemplated by the Merger Agreement, or the Apple Holdco Stockholder Agreement in accordance with the terms and conditions thereof (each event in (A),(B), (C) and (D) is hereinafter referred to as an "Exempted Transaction"), (ii) no Shares Acquisition Date will be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction, (iii) no Triggering Event will be deemed to have occurred by virtue of or as a result of an Exempted Transaction, (iv) no Distribution Date will be deemed to have occurred by virtue of or as a result of any Exempted Transaction, and (v) the exercise rights and the Rights Agreement will expire immediately prior to the Effective Time of the Merger, provided such Effective Time shall occur.

     The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is attached as Exhibit 99.1 to this Current Report on Form 8-A and is incorporated herein by reference.

ITEM 2. EXHIBITS

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
  2.1     Certificate of Designation of Series A Junior Participating Preferred
          Stock of the Registrant.(1)

  4.1 Rights Agreement, dated as of June 28, 2004, by and between the Registrant and UMB Bank, N.A., which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Stockholder Rights Agreement as Exhibit C.(1)

  4.2 First Amendment to Rights Agreement, dated as of June 7, 2006, by and between the Registrant and UMB Bank, N.A. (2)

  99.1 Second Amendment to Rights Agreement dated as of February 7, 2007 by and between Salton, Inc. and UMB Bank, N.A.

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(1)  Previously filed as an exhibit to the Registrant's current report on Form
     8-K with the Securities and Exchange Commission on June 29, 2004, and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's current report on Form 8-A/A with the Securities and Exchange Commission on June 7, 2006, and incorporated herein by reference.

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                                    SIGNATURE

     Pursuant to the requirements Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 7, 2007

                                        SALTON, INC.


                                        /s/ WILLIAM LUTZ
                                        ----------------------------------------
                                        William Lutz
                                        Chief Financial Officer


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